FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 6, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Drilling Roszkow Well

Salt Lake City, February 6, 2007 – FX Energy, Inc. (NASDAQ: FXEN) today reported that drilling is underway on the Roszkow well in the Company’s Fences I project area in western Poland. The well is planned to test a Rotliegend sandstone structure with estimated gas potential of 30 to 60 bcf at a depth of approximately 2,975 meters. The Roszkow prospect is on trend with the Zaniemysl well that is currently producing at a rate of 10 million cubic feet per day. The Polish Oil and Gas Company is the operator and owns 51%; FX Energy owns 49%.

About FX Energy

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga discovery and over 2.7 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.